YANKEE CANDLE            News Release

P.O. Box 110 • Route 5 • South Deerfield • MA • 01373-0110

FOR IMMEDIATE RELEASE
	Contact:	Robert R. Spellman (413) 665-8306

THE YANKEE CANDLE COMPANY, INC. REPORTS RECORD
FISCAL 2003 THIRD QUARTER RESULTS

Third Quarter Sales Up 15%, Operating Profit Up 19%,
Net Income Up 20% and EPS Up 24%

South Deerfield, Mass –October 21, 2003 – The Yankee Candle Company, Inc. (the “Company”) (NYSE:YCC), the leading designer, manufacturer, wholesaler and retailer of premium scented candles, today announced that financial results for the third quarter ended September 27, 2003 set a new third quarter record. Total sales for the third quarter were $114.1 million, a 15% increase over the year ago quarter. Total Company comparable sales for the third quarter increased 9%. Wholesale sales were $62.8 million, an 18% increase over the year ago quarter; and wholesale comparable sales increased 13%. Retail sales were $51.3 million, a 12% increase over the fiscal 2002 third quarter. Comparable sales in the 226 retail stores that have been open more than one year and mailorder hub decreased 1% and retail comparable store sales were flat in the quarter. Yankee opened 13 new retail stores during the third quarter; and ended the quarter with 282 stores in 42 states.

Operating profit for the fiscal 2003 third quarter increased 19% to $23.4 million, from $19.7 million for the prior year quarter.

Net income for the fiscal 2003 third quarter increased 20% to $13.7 million, or $0.26 per common share on a basic and diluted basis, from $11.3 million, or $0.21 per common share on a basic and diluted basis for the prior year quarter.

“Yankee’s strong brand, vertically integrated and multi-channel business model, innovation competency and the determination and enthusiasm of the Yankee team combined to deliver another quarter of strong year over year sales and profit growth,” said Craig W. Rydin, Yankee’s Chairman and Chief Executive Officer. “In fact, each of the third quarter growth rates for wholesale sales, retail sales, total sales, operating profit and EPS were the strongest thus far in fiscal 2003; and the 20% growth in net income was only slightly behind the 22% growth rate in the second quarter.”

“The 18% increase in wholesale sales was achieved on top of strong 20% growth in the third quarter of fiscal 2002, a terrific achievement by our wholesale team. And I am particularly pleased and proud that our retail team achieved our goal for flat comparable store sales. Finally, I want to acknowledge the outstanding commitment and service of our supply chain team, who were significant contributors to the success of our wholesale and retail businesses in the third quarter.”

The Company also announced that in the third quarter it adopted an accounting policy to expense the fair value of stock–based compensation as outlined in SFAS No. 123 – Accounting for Stock–Based Compensation. Based on the transition rules, the Company selected the “prospective” approach to recording stock-based compensation expenses. Under this approach, all stock option grants beginning with grants made in 2003 will be expensed over the vesting period, based on the fair value at the date of the grant. The impact of adopting this accounting policy on the nine months ended was a $427,000 non-cash pre-tax charge recorded in the fiscal 2003 third quarter. While the majority of this charge is attributable to the fiscal 2003 third quarter, a portion of the charge – approximately $100,000 on a pre-tax basis – is attributable to the first six months of 2003. The new accounting policy does not impact either the Company’s cash flows or the underlying economics of the Company’s business model.

For the first nine months of 2003, total sales were $303.6 million, a 13% increase over the first nine months of 2002. Total Company comparable sales for the first nine months of 2003 increased 7%. Wholesale sales were $163.0 million, a 17% increase over the first nine months of 2002; and wholesale comparable sales increased 13%. Retail sales were $140.6 million, a 9% increase over the first nine months of 2002. Comparable store sales in the 226 stores that have been open more than one year and mailorder hub decreased 5% for the first nine months of 2003. Retail comparable store sales also decreased 5%.

Operating profit for the first nine months of 2003 increased 18% to $51.9 million, from $44.1 million operating profit for the prior year period.

Net income for the nine months ended September 27, 2003, increased 21% to $29.8 million, or $0.55 per common share on a basic and diluted basis, from $24.7 million, or $0.46 per common share on a basic basis and $0.45 per common share on a diluted basis for the first nine months of 2002.

During the fiscal 2003 third quarter the Company purchased a total of 2,727,800 shares of its Common Stock for an aggregate purchase price of $64.0 million, pursuant to its stock repurchase program announced on May 9, 2003. An additional 426,100 shares were purchased in the fiscal 2003 second quarter for an aggregate purchase price of $9.8 million. Through the end of the fiscal 2003 third quarter, the Company had purchased a cumulative total of 3,153,900 shares of its Common Stock for an aggregate purchase price of $73.8 million.

A portion of the funds for the share repurchase came from the Company’s revolving credit facility. While this facility is due to expire in July, 2004, the Company is in active negotiations to replace this facility with one that will satisfy its needs for the foreseeable future.

The Company also reaffirmed the sales and EPS guidance for the fourth quarter of fiscal 2003. The Company expects total sales growth of approximately 17% - 19% in the fourth quarter; and expects to achieve fully diluted earnings per share of $0.90 — $0.91. The EPS guidance is the Company’s original guidance of $0.85 — $0.86 per share, adjusted for shares repurchased through the end of the fiscal 2003 third quarter.

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) tomorrow morning to more fully discuss fiscal 2003 third quarter results. This call is being webcast by CCBN and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, then select the “Investor Information” link. Enter your registration information, 10 minutes prior to the start of the conference.

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles in the growing giftware industry. Yankee has a 33 year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its candles through a North American wholesale customer network of approximately 14,700 store locations, its rapidly expanding base of Company owned and operated retail stores (282 located in 42 states as of September 27, 2003), direct mail catalogs, its Internet website (www.yankeecandle.com), international distributors and through its distribution center located in Bristol, England.

This press release contains certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2003 and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on our stock price of seasonal, quarterly and other fluctuations in our business; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

The Yankee Candle Company, Inc. And Subsidiaries

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks			Thirteen Weeks			Thirty-Nine			Thirty-Nine
	Ended			Ended			Weeks Ended			Weeks Ended
	Sept. 27, 2003			Sept. 28, 2002			Sept. 27, 2003			Sept. 28, 2002

Sales:
Retail	$51,323	44.97%		$45,843	46.29%		$140,604	46.32%		$129,059	48.06%
Wholesale	62,811	55.03		53,194	53.71		162,976	53.68		139,458	51.94

Total sales	114,134	100.00		99,037	100.00		303,580	100.00		268,517	100.00
Cost of goods sold	49,906	43.73		44,840	45.28		135,203	44.54		124,688	46.44

Gross profit	64,228	56.27		54,197	54.72		168,377	55.46		143,829	53.56

Selling expenses:
Retail	25,335	49.36	(A)	20,829	45.44	(A)	71,604	50.93	(A)	59,266	45.92	(A)
Wholesale	3,318	5.28	(B)	2,805	5.27	(B)	8,588	5.27	(B)	8,039	5.76	(B)

Total selling expenses	28,653	25.10		23,634	23.86		80,192	26.42		67,305	25.07

General and administrative expenses	12,146	10.64		10,818	10.92		36,272	11.95		32,383	12.06

Income from operations	23,429	20.53		19,745	19.94		51,913	17.10		44,141	16.44
Interest income	(2)	0.00		(2)	0.00		(29)	-0.01		(20)	-0.01
Interest expense	873	0.76		1,253	1.27		2,474	0.81		3,719	1.39
Other (income) expense	(19)	-0.02		(108)	-0.11		144	0.05		(102)	-0.04

Income before provision for income taxes	22,577	19.78		18,602	18.78		49,324	16.25		40,544	15.10
Provision for income taxes	8,918	7.81		7,254	7.32		19,483	6.42		15,812	5.89

Net income	$13,659	11.97		$11,348	11.46		$29,841	9.83		$24,732	9.21

Basic earnings per share	$0.26			$0.21			$0.55			$0.46

Diluted earnings per share	$0.26			$0.21			$0.55			$0.45

Weighted average basic shares outstanding	52,940			53,882			53,813			53,798

Weighted average diluted shares outstanding	53,357			54,652			54,264			54,724

(A)	Retail selling expenses as a percentage of retail sales.
(B)	Wholesale selling expenses as a percentage of wholesale sales.

The Yankee Candle Company, Inc. And Subsidiaries
 Condensed Consolidated Balance Sheets
(in thousands)

ASSETS
	Sept. 27, 2003	Dec. 28, 2002

	(unaudited)
Current Assets:
Cash and cash equivalents	$8,890	$43,689
Accounts receivable, net	40,394	25,356
Inventory	55,180	34,529
Prepaid expenses and other current assets	8,839	6,584
Deferred tax assets	2,434	2,434

Total current assets	115,737	112,592
Property, Plant And Equipment, net	113,579	111,761
Marketable Securities	1,410	955
Deferred Financing Costs	866	1,701
Deferred Tax Assets	104,144	113,144
Other Assets	466	490

Total Assets	$336,202	$340,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$26,560	$20,601
Accrued payroll	10,883	12,335
Accrued income taxes	—	18,014
Other accrued liabilities	13,168	12,460
Long-term debt, current portion	110,035	32,000

Total current liabilities	160,646	95,410
Deferred Compensation Obligation	1,321	901
Long-Term Debt – Less current portion	—	28,600
Deferred Rent	3,567	2,820
Stockholders’ Equity	170,668	212,912

Total Liabilities And Stockholders’ Equity	$336,202	$340,643

The Yankee Candle Company, Inc. And Subsidiaries
October 21, 2003 Earnings Release
Supplemental Data

	Quarter	Year to Date	Total

Retail Stores	13	45	282
Wholesale Customer Locations — North America	500	900	14,700
Wholesale Customer Locations — Europe	100	250	2,000
Square Footage — Gross	18,505	60,613	555,768
Square Footage — Selling	14,859	48,131	439,532
Total Company Comp Sales Increase %	9%	7%
Wholesale Comp Sales Increase %	13%	13%
Retail Comp Store Sales Increase %	0%	-5%
Retail Comp Store Count	226		226
Retail Comp Store & Hub Sales Increase %	-1%	-5%
Sales per Square Foot (1)		$622
Store Count		233

Gross Profit *
Retail $	$34,807	$93,164
Retail %	67.82%	66.26%
Wholesale $	$29,421	$75,213
Wholesale %	46.84%	46.15%

Segment Profit *
Retail $	$9,472	$21,560
Retail %	18.46%	15.33%
Wholesale $	$26,103	$66,625
Wholesale %	41.56%	40.88%
Depreciation & Amortization *	$4,848	$13,987
Inventory per Store	$47,000
Inventory Turns	4.0	4.5 (2)
Capital Expenditures	5,438	15,183

*	Dollars in thousands
(1)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield Flagship Store.
(2)	Rolling four quarters.